Filed Pursuant to Rule 424(b)(3)
Registration No. 333-197859

CALCULATION OF REGISTRATION FEE(1)

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

Common stock	2,000,000	$4.85	$9,700,000.00	$1,127.14

(1)         Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low sales prices for our common stock as quoted on the New York Stock Exchange on October 8, 2014, in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

(2)         The registration fee, calculated in accordance with Rules 457(r) and 457(c), is being transmitted to the SEC on a deferred basis pursuant to Rule 456(b).

PROSPECTUS SUPPLEMENT

(To Prospectus Dated August 5, 2014)

Magnum Hunter Resources Corporation

2,000,000 Shares

Common Stock

Pursuant to this prospectus supplement and the accompanying prospectus, Gary C. Evans, our Chairman and Chief Executive Officer, may transfer and pledge up to 2,000,000 shares of our common stock to Equities First Holdings, LLC, or EFH, as collateral for a term loan to be provided by EFH. Mr. Evans intends to enter into a Loan Agreement and a Pledge Agreement each to be dated October 10, 2014 with EFH, which we refer to collectively as the Loan Agreement. Pursuant to the Loan Agreement, EFH will extend to Mr. Evans a three-year non-recourse term loan, and Mr. Evans will transfer and pledge the shares of our common stock offered hereby to EFH as collateral for the term loan.  Mr. Evans has advised us that he intends to use the proceeds from the transactions contemplated by the Loan Agreement to acquire additional shares of our common stock either through open market purchases or the exercise of options that we have granted to him, subject to compliance with our policies regarding trading of our securities.  As beneficial owner of the shares of our common stock pledged to it as collateral under the Loan Agreement, EFH may take any and all actions with respect to such shares, including, without limitation, selling, using as part of hedging transactions, pledging or creating and trading derivative instruments backed by such shares as called for in the underlying agreements.  See “Plan of Distribution” for additional information.

We will not receive any proceeds from the transfer and pledge of the shares of our common stock by Mr. Evans to EFH or from any transaction in shares of our common stock effected by EFH.

Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “MHR.” On October 8, 2014, the last reported sales price of our common stock on the NYSE was $5.05 per share.

Investing in our common stock involves risks. See “Risk Factors” on page S-2 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 10, 2014.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated by reference, provides more general information, some of which may not apply to this offering. The accompanying prospectus was filed as part of our registration statement on Form S-3 with the Securities and Exchange Commission (the “SEC”) on August 5, 2014, as part of a “shelf” registration process. Under the shelf registration process, we or selling security holders may offer to sell debt securities, common stock, preferred stock, depositary shares, warrants and guarantees of debt securities, from time to time, in one or more offerings. We urge you to carefully read this prospectus supplement, the information incorporated by reference, the accompanying prospectus, and any free writing prospectus that we authorize to be distributed to you before buying any of the securities being offered under this prospectus supplement. This prospectus supplement may supplement, update or change information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein.

You should rely only on the information contained, or incorporated by reference, in this prospectus supplement, contained, or incorporated by reference, in the accompanying prospectus, or contained in any free writing prospectus we have authorized to be distributed to you in connection with this offering. We have not authorized anyone to provide you with different or inconsistent information. You should not rely on any unauthorized information or representation. This prospectus supplement is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus supplement, the accompanying prospectus and any free writing prospectus authorized to be distributed by us is accurate only as of the date on the front of the applicable document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus, any free writing prospectus or any sale of a security. Our business, assets, financial condition, results of operations and prospects may have changed since those dates.

We are not making any representation to you regarding the legality of an investment in our common stock by you under applicable law. You should consult with your own legal advisors as to the legal, tax, business, financial and related aspects of a purchase of our common stock.

Information contained on or accessible through our website, www.magnumhunterresources.com, does not constitute part of this prospectus supplement or the accompanying prospectus.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement to “Magnum Hunter,” the “Company,” “we,” “us,” and “our” or similar references refer to Magnum Hunter Resources Corporation and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

Please see the section titled “Where You Can Find More Information” on page 1 of the accompanying prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Please see the section titled “Cautionary Note Regarding Forward-Looking Statements” on page 3 of the accompanying prospectus.

THE COMPANY

We are an independent oil and natural gas company engaged in the exploration for and the exploitation, acquisition, development and production of crude oil, natural gas and natural gas liquids resources in the United States. We are active in what we believe to be three of the most prolific unconventional shale resource plays in the United States, specifically the Marcellus Shale in West Virginia and Ohio; the Utica Shale in southeastern Ohio and western West Virginia; and the Williston Basin/Bakken Shale in North Dakota. Our core oil and natural gas reserves and operations are primarily concentrated in West Virginia, Ohio and North Dakota. We are also engaged in midstream and oil field services operations, primarily in West Virginia and Ohio.

Our principal executive offices are located at 777 Post Oak Boulevard, Suite 650, Houston, Texas 77056, and our telephone number is (832) 369-6986. We are a Delaware corporation and were incorporated in 1997.  In 2005, we began oil and gas operations under the name Petro Resources Corporation.  In May 2009, we restructured our management team and refocused our business strategy, and in July 2009 we changed our name to Magnum Hunter Resources Corporation.

Additional information about us can be found on our website at www.magnumhunterresources.com, and in our periodic and current reports filed with the Securities and Exchange Commission.  Please note that the information on our website is not incorporated by reference in this prospectus supplement.

RISK FACTORS

An investment in our common stock involves risks. You should carefully read all of the other information included in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference into this prospectus supplement or the accompanying prospectus, including the risk factors described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2014 and June 30, 2014, in evaluating an investment in our common stock. If any of the described risks actually were to occur, our business, financial condition or results of operations could be affected materially and adversely. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

The risks described in documents incorporated by reference into this prospectus supplement or the accompanying prospectus are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial individually or in the aggregate may also impair our business operations.

USE OF PROCEEDS

We will not receive any proceeds from the transfer and pledge of the shares of our common stock by Mr. Evans to EFH or from any transaction in shares of our common stock effected by EFH.

SELLING STOCKHOLDER

The shares of our common stock covered by this prospectus supplement are being offered by Gary C. Evans, our Chairman and Chief Executive Officer. This prospectus supplement will not cover subsequent sales of common stock acquired from Mr. Evans.

The following table sets forth the number of shares and percentage of our common stock owned by Mr. Evans prior to this offering, the maximum number of shares of our common stock to be transferred and pledged to EFH by Mr. Evans, and the number of shares and percentage of our common stock to be owned by Mr. Evans after completion of the offering, assuming the transfer and pledge to EFH of all shares of common stock offered hereby and without giving effect to any return of shares of our common stock upon repayment of the loan under the Loan Agreement.  See “Plan of Distribution.”  Percentages are based on 199,870,646 shares of common stock outstanding as of September 30, 2014.

	Shares of Common Stock Beneficially Owned Prior to the Offering		Number of Shares of Common Stock Being Offered	Shares of Common Stock Beneficially Owned After Completion of the Offering
Name	Number	Percentage	Hereby	Number	Percentage
Gary C. Evans(1)	7,486,503	3.7%	2,000,000	5,486,503	2.7%

(1) Includes 300,000 shares of restricted common stock; 126,500 shares of common stock held in an account under the name of Mr. Evans’ children and Mr. Evans’ Special Inheritance account; an option to purchase 1,538,750 shares of common stock which has vested; 561,492 shares of common stock underlying presently exercisable warrants; and an indirect interest in 7,664 shares of common stock held by the Company’s 401(k) plan. Mr. Evans has pledged 4,961,261 shares of common stock as security.

PLAN OF DISTRIBUTION

Pursuant to this prospectus supplement and the accompanying prospectus, Gary C. Evans, our Chairman and Chief Executive Officer, may transfer and pledge up to 2,000,000 shares of our common stock to Equities First Holdings, LLC, or EFH, as collateral for a term loan to be provided by EFH. Mr. Evans intends to enter into a Loan Agreement and a Pledge Agreement each to be dated October 10, 2014 with EFH, which we refer to collectively as the Loan Agreement. Pursuant to the Loan Agreement, EFH will extend to Mr. Evans a three-year non-recourse term loan, and Mr. Evans will transfer and pledge the shares of our common stock offered hereby to EFH as collateral for the term loan.  The Loan Agreement provides that the term loan will bear interest at a rate of 3.5%, payable quarterly in arrears, and will have a maturity date of three years after closing. Mr. Evans has advised us that he intends to use the proceeds from the transactions contemplated by the Loan Agreement to acquire additional shares of our common stock either through open market purchases or the exercise of options that we have granted to him, subject to compliance with our policies regarding trading of our securities.

When Mr. Evans repays the outstanding principal amount of the loan at maturity, EFH will return to Mr. Evans an identical number of shares of our common stock as were pledged as collateral for the loan. Mr. Evans may also from time to time elect to pledge additional shares of our common stock under the Loan Agreement in exchange for EFH extending additional non-recourse term loans. Because the term loan will be non-recourse, if Mr. Evans elects not to pay the outstanding loan in full at maturity, EFH has agreed to look only to the shares of our common stock that were pledged as collateral for repayment under the loan. Such non-repayment, however, would be considered an Event of Default (as such term is defined in the Loan Agreement), and result in the acceleration of the maturity date of all term loans from EFH that are then outstanding under the Loan Agreement.

The initial principal amount of the loan will be determined by reference to the number of shares of our common stock that EFH receives as collateral for the loan. The principal amount will be equal to the number of shares multiplied by 65% of the average of the last sale prices for the three consecutive business days beginning on and following the date of delivery of the shares of our common stock to EFH.

In the event the value of the pledged collateral (by reference to the trailing three-day average last sale price) does not exceed 80% of the loan principal amount, the Loan Agreement will require Mr. Evans to either pay the equivalent in cash or, alternatively, transfer and pledge to EFH additional shares of our common stock  to remedy the deficiency.

As beneficial owner of the shares of our common stock pledged to it as collateral under the Loan Agreement, EFH may take any and all actions with respect to such shares, including, without limitation, selling, using as part of hedging transactions, pledging or creating and trading derivative instruments backed by such shares.  EFH has agreed that it will not vote any shares of our common stock that it is holding as collateral under the Loan Agreement.

LEGAL MATTERS

The validity of the shares of our common stock offered hereby will be passed upon for us by Bracewell & Giuliani LLP, Houston, Texas.

PROSPECTUS

Magnum Hunter Resources Corporation

Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

Guarantees of Debt Securities

We may offer and sell any combination of our debt securities, common stock, preferred stock, depositary shares, warrants and guarantees of debt securities described in this prospectus in one or more offerings from time to time and at prices and on terms to be determined at or prior to the time of the applicable offering. Our obligations under debt securities we issue may also be guaranteed by certain of our subsidiaries. We will specify in an accompanying prospectus supplement the terms of any such offering. We may offer and sell these securities to or through one or more underwriters, dealers, and agents, or directly to purchasers, on a continuous or delayed basis. If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions or discounts. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for such offering and may also add to or update the information in this prospectus. The prospectus supplement will also contain information, where appropriate, about material United States federal income tax consequences relating to, and any listing on a securities exchange of, the securities covered by the prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the trading symbol “MHR”. Our 10.25% Series C Cumulative Perpetual Preferred Stock is listed on the NYSE MKT under the trading symbol “MHR.PR.C”. Our 8.0% Series D Cumulative Preferred Stock is listed on the NYSE MKT under the trading symbol “MHR.PR.D”. Depositary shares representing our 8% Series E Cumulative Convertible Preferred Stock are listed on the NYSE MKT under the trading symbol “MHR.PR.E”.

Investing in our securities involves risks. Please read carefully the information included and incorporated by reference in this prospectus and in any applicable prospectus supplement for a discussion of the factors you should consider before deciding to purchase our securities. See “Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or any accompanying prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 5, 2014

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any dealer, salesman or other person to provide you with additional or different information. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information in this prospectus or any prospectus supplement or in any document incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of the document containing the information.

You should read carefully the entire prospectus, as well as the documents incorporated by reference in the prospectus and the applicable prospectus supplement, before making an investment decision.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”), using a “shelf” registration process. Under this process, we may offer any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement and, if applicable, a pricing supplement that will describe the specific terms of the offering. The prospectus supplement and any pricing supplement may also add to, update or change the information contained in this prospectus. Please carefully read this prospectus, the prospectus supplement and any pricing supplement, in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

In this prospectus, unless the context requires otherwise, references to the terms “the Company”, “we”, “us”, “our” or similar references, refer to Magnum Hunter Resources Corporation and its wholly-owned subsidiaries on a consolidated basis, unless we state or the context requires otherwise.

THE COMPANY

We are an independent oil and natural gas company engaged in the exploration for and the exploitation, acquisition, development and production of crude oil, natural gas and natural gas liquids resources in the United States. We are active in what we believe to be three of the most prolific unconventional shale resource plays in the United States, specifically, the Marcellus Shale in West Virginia and Ohio; the Utica Shale in southeastern Ohio and western West Virginia; and the Williston Basin/Bakken Shale in North Dakota. Our core oil and natural gas reserves and operations are primarily concentrated in West Virginia, Ohio and North Dakota. We are also engaged in midstream and oil field services operations, primarily in West Virginia and Ohio.

Our principal executive offices are located at 777 Post Oak Boulevard, Suite 650, Houston, Texas 77056, and our telephone number is (832) 369-6986.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In accordance with the Exchange Act, we file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed by us are available to the public free of charge at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.magnumhunterresources.com. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, you may read our SEC filings at the offices of the New York Stock Exchange, which is located at 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is an important part of this prospectus, and the information that we later file with the SEC will automatically update and supersede this information.

The following documents we filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:

•                  Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on February 25, 2014, as amended by Form 10-K/A filed with the SEC on March 18, 2014, by Form 10-K/A filed with the SEC on March 31, 2014 and by Form 10-K/A filed with the SEC on July 17, 2014;

•                  Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, filed with the SEC on May 9, 2014;

•                  Current Reports on Form 8-K filed with the SEC on January 6, 2014, January 14, 2014, January 22, 2014, January 23, 2014, March 14, 2014, March 21, 2014, April 3, 2014, April 11, 2014, April 24, 2014, May 13, 2014, May 16, 2014, May 16, 2014, May 29, 2014, May 30, 2014, June 6, 2014, June 10, 2014, June 26, 2014, July 18, 2014, July 29 and July 29, 2014 (in each case, other than information furnished in any such report pursuant to Item 7.01 of Form 8-K);

•                  the description of our common stock included in the Form 8-A filed with the SEC on December 29, 2010, and any amendment or report filed with the SEC for the purpose of updating such description;

•                  the description of our 10.25% Series C Cumulative Perpetual Preferred Stock included in the Form 8-A filed with the SEC on December 10, 2009, and any amendment or report filed with the SEC for the purpose of updating such description;

•                  the description of our 8% Series D Cumulative Preferred Stock included in the Form 8-A filed with the SEC on March 16, 2011, and any amendment or report filed with the SEC for the purpose of updating such description; and

•                  the description of our Depositary Shares, each representing a 1/100th interest in a share of our 8% Series E Cumulative Convertible Preferred Stock included in the Form 8-A filed with the SEC on December 7, 2012, and any amendment or report filed with the SEC for the purpose of updating such description.

All future documents filed with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K) before the termination of each offering under this prospectus shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide a copy of any or all of the reports or documents incorporated by reference, free of cost to the requester, upon written or oral request to us at:

777 Post Oak Boulevard, Suite 650

Houston, Texas 77056

(832) 369-6986

These documents are also available through our website at http://www.magnumhunterresources.com. The information on or accessible through our website is not incorporated by reference in or a part of this prospectus.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements” as defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Statements that express a belief, expectation or intention, as well as those that are not statements of historical fact, included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in this prospectus and filings made by us with the SEC. Among the factors that could cause results to differ materially are those risks discussed in this prospectus, any prospectus supplement and the periodic reports filed by us with the SEC, including our annual report on Form 10-K for the fiscal year ended December 31, 2013, as amended, our quarterly report on Form 10-Q for the quarter ended March 31, 2014, and our subsequent SEC filings. You are urged to carefully review and consider the cautionary statements and other disclosures made in this prospectus and our filings incorporated by reference, specifically those under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Forward-looking statements speak only as of the date of the document in which they are contained, and we do not undertake any duty to update any forward-looking statements except as may be required by law, and we caution you not to rely on them unduly.

RISK FACTORS

An investment in our securities involves a significant degree of risk. Before you invest in our securities you should carefully consider those risk factors included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Reports on Form 8-K, which are incorporated herein by reference, and those risk factors that may be included in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference. If any of the risks discussed in the foregoing documents were to occur, our business, financial condition, results of operations and cash flows could be materially adversely affected. Please read “Cautionary Notice Regarding Forward-Looking Statements.”

USE OF PROCEEDS

Except as described in any prospectus supplement, we currently intend to use the net proceeds from the sale of any securities under this prospectus for capital expenditures, working capital, acquisitions (whether direct or indirect) and other investments, repayment or refinancing of indebtedness, the possible repurchase of our common stock, investments in our subsidiaries, redemption of all or a portion of our outstanding equity interests, general corporate purposes or other purposes mentioned in any prospectus supplement. Pending any specific application, we may temporarily invest the net proceeds or apply them to the reduction of short-term indebtedness. The precise amounts and timing of the application of proceeds will depend upon our funding requirements and the availability of other funds. Except as described in any prospectus supplement, specific allocations of the proceeds to such purposes will not have been made at the date of that prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO

FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table contains our consolidated ratios of earnings to fixed charges and ratio of earnings to fixed charge and preferred stock dividends for the periods indicated.

	Three Months Ended March 31,		Years Ended December 31,
	2014		2013		2012		2011		2010		2009
					(in thousands)
Ratio of Earnings to Fixed Charges(1)	—	(2)	—	(3)	—	(4)	—	(5)	—	(6)	—	(7)
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends(1)	—	(8)	—	(9)	—	(10)	—	(11)	—	(12)	—	(13)

(1)                                 For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income from continuing operations before income taxes and non-controlling interest, plus fixed charges and amortization of capitalized interest, less capitalized interest. Fixed charges consist of interest incurred (whether expensed or capitalized), amortization of deferred financing costs and an estimate of the interest within rental expense. All reported periods of the calculation of the ratio of earnings to fixed charges exclude discontinued operations. Preferred dividends are not grossed up by taxes as the Company reported losses from continuing operations for the periods presented.

(2)                                 Earnings were insufficient to cover fixed charges for the three months ended March 31, 2014 by $42.5 million.

(3)                                 Earnings were insufficient to cover fixed charges for the year ended December 31, 2013 by $291.1 million.

(4)                                 Earnings were insufficient to cover fixed charges for the year ended December 31, 2012 by $151.3 million.

(5)                                 Earnings were insufficient to cover fixed charges for the year ended December 31, 2011 by $59.7 million.

(6)                                 Earnings were insufficient to cover fixed charges for the year ended December 31, 2010 by $22.8 million.

(7)                                 Earnings were insufficient to cover fixed charges for the year ended December 31, 2009 by $15.6 million.

(8)                                 Earnings were insufficient to cover fixed charges and preferred stock dividends for the three months ended March 31, 2014 by $51.3 million.

(9)                                 Earnings were insufficient to cover fixed charges and preferred stock dividends for the year ended December 31, 2013 by $326.5 million.

(10)                          Earnings were insufficient to cover fixed charges and preferred stock dividends for the year ended December 31, 2012 by $174.1 million.

(11)                          Earnings were insufficient to cover fixed charges and preferred stock dividends for the year ended December 31, 2011 by $73.7 million.

(12)                          Earnings were insufficient to cover fixed charges and preferred stock dividends for the year ended December 31, 2010 by $25.3 million.

(13)                          Earnings were insufficient to cover fixed charges and preferred stock dividends for the year ended December 31, 2009 by $15.7 million.

DESCRIPTION OF DEBT SECURITIES

The debt securities will be our direct secured or unsecured general obligations. The debt securities will be either our senior debt securities or our subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and a trustee to be specified in an accompanying prospectus supplement. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Together, the senior indenture and the subordinated indenture are called the indentures. This prospectus, together with the applicable prospectus supplement, will describe the terms of a particular series of debt securities and any related subsidiary guarantees.

The following is a summary of selected provisions and definitions of the indentures and the debt securities to which any prospectus supplement may relate. The summary of selected provisions of the indentures and the debt securities appearing below is not complete and is subject to, and qualified entirely by reference to, all of the provisions of the applicable indenture and the certificates evidencing the applicable debt securities. For additional information, you should look at the applicable indenture, including the form of the certificate evidencing the applicable debt security, that is filed as an exhibit to the registration statement that includes this prospectus. In this description of the debt securities, the words “the Company”, “we”, “us” or “our” refer only to Magnum Hunter Resources Corporation and not to any of our subsidiaries, unless we otherwise expressly state or the context otherwise requires.

The following description sets forth selected general terms and provisions of the applicable indenture and debt securities to which any prospectus supplement may relate. Other specific terms of the applicable indenture and debt securities will be described in the applicable prospectus supplement. If any particular terms of the indenture or debt securities described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement.

General

Debt securities may be issued in separate series without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series.

We are not limited as to the amount of debt securities we may issue under the indentures. Unless otherwise provided in a prospectus supplement, a series of debt securities may be reopened to issue additional debt securities of such series.

The prospectus supplement relating to a particular series of debt securities will set forth:

•                  whether the debt securities are secured or unsecured;

•                  whether the debt securities are senior or subordinated;

•                  the offering price;

•                  the title;

•                  any limit on the aggregate principal amount;

•                  the person who shall be entitled to receive interest, if other than the record holder on the record date;

•                  the date or dates the principal will be payable;

•                  the interest rate or rates, if any, which may be fixed or variable, the date from which interest will accrue, the interest payment dates and the regular record dates, or the method for calculating the dates and rates;

•                  the place where payments may be made;

•                  any mandatory or optional redemption provisions or sinking fund provisions and any applicable redemption or purchase prices associated with these provisions;

•                  if issued other than in denominations of U.S. $1,000 or any multiple of U.S. $1,000, the denominations in which the debt securities shall be issuable;

•                  if applicable, the method for determining how the principal, premium, if any, or interest will be calculated by reference to an index or formula;

•                  if other than U.S. currency, the currency or currency units in which principal, premium, if any, or interest will be payable and whether we or a holder may elect payment to be made in a different currency;

•                  the portion of the principal amount that will be payable upon acceleration of maturity, if other than the entire principal amount;

•                  if the principal amount payable at stated maturity will not be determinable as of any date prior to stated maturity, the amount or method for determining the amount which will be deemed to be the principal amount;

•                  if applicable, whether the debt securities shall be subject to the defeasance provisions described below under “—Satisfaction and Discharge; Defeasance” or such other defeasance provisions specified in the applicable prospectus supplement for the debt securities;

•                  any conversion or exchange provisions;

•                  whether the debt securities will be issuable in the form of a global security;

•                  any subordination provisions applicable to the subordinated debt securities if different from those described below under “—Subordinated Debt Securities”;

•                  any paying agents, authenticating agents, security registrars or other agents for the debt securities, if other than the trustee;

•                  any provisions relating to any security provided for the debt securities, including any provisions regarding the circumstances under which collateral may be released or substituted;

•                  any deletions of, or changes or additions to, the events of default, acceleration provisions or covenants;

•                  any provisions relating to guarantees for the securities and any circumstances under which there may be additional obligors; and

•                  any other specific terms of such debt securities. Unless otherwise specified in the prospectus supplement, the debt securities will be registered debt securities. Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at time of issuance is below market rates. The U.S. federal income tax considerations applicable to debt securities sold at a discount will be described in the applicable prospectus supplement.

Guarantees

Payment of the principal of, premium, if any, and interest on any debt securities may be guaranteed by certain of our subsidiaries. Such guarantees will be full, unconditional, and irrevocable, and will be joint and several, unless provided otherwise in the applicable prospectus supplement. The other terms of any such guarantees, including any limitations thereon and the terms of release and discharge of any guarantor therefrom, will be described in the applicable prospectus supplement. The obligations under any guarantee will be limited so as not to constitute a fraudulent conveyance under applicable federal or state laws.

Exchange and Transfer

Debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us.

We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.

In the event of any partial redemption of debt securities of any series, we will not be required to:

•                  issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of the mailing; or

•                  register the transfer of or exchange any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part. Initially, we will appoint the trustee as the security registrar. Any transfer agent, in addition to the security registrar initially designated by us, will be named in the prospectus supplement. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Global Securities

The debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

•                  be registered in the name of a depositary, or its nominee, that we will identify in a prospectus supplement;

•                  be deposited with the depositary or nominee or custodian; and

•                  bear any required legends.

No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

•                  the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary;

•                  an event of default is continuing with respect to the debt securities of the applicable series; or

•                  any other circumstance described in a prospectus supplement has occurred permitting or requiring the issuance of any such security. As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indentures.

Except in the above limited circumstances, owners of beneficial interests in a global security will not be:

•                  entitled to have the debt securities registered in their names;

•                  entitled to physical delivery of certificated debt securities; or

•                  considered to be holders of those debt securities under the indenture. Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Institutions that have accounts with the depositary or its nominee are referred to as “participants.” Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book- entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.

Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants’ interests, or any participant, with respect to interests of persons held by participants on their behalf.

Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary. The depositary policies and procedures may change from time to time. Neither any trustee nor we will have any responsibility or liability for the depositary’s or any participant’s records with respect to beneficial interests in a global security.

Payment and Paying Agents

Unless otherwise indicated in a prospectus supplement, the provisions described in this paragraph will apply to the debt securities. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder. The trustee will be designated as our initial paying agent.

We may also name any other paying agents in a prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent for payment on any debt security that remain unclaimed for a period ending the earlier of:

•                  10 business days prior to the date the money would be turned over to the applicable state or

•                  at the end of two years after such payment was due,

will be repaid to us. Thereafter, the holder may look only to us for such payment.

No Protection in the Event of a Change of Control

Unless otherwise indicated in a prospectus supplement with respect to a particular series of debt securities, the debt securities will not contain any provisions that may afford holders of the debt securities protection in the event we experience a change in control or in the event of a highly leveraged transaction, whether or not such transaction results in a change in control.

Covenants

Unless otherwise indicated in a prospectus supplement with respect to a particular series of debt securities, the debt securities will not contain any financial or restrictive covenants.

Consolidation, Merger and Sale of Assets

Unless otherwise indicated in a prospectus supplement with respect to a particular series of debt securities, we may not consolidate with or merge into any other person in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to any entity, unless:

•                  the successor entity, if any, is a corporation, limited liability company, partnership, trust or other business entity existing under the laws of the United States, any State within the United States or the District of Columbia;

•                  the successor entity assumes our obligations on the debt securities and under the indentures;

•                  immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•                  certain other conditions are met.

Events of Default

Unless we indicate otherwise in a prospectus supplement, the following will be events of default for any series of debt securities under the indentures:

•                  we fail to pay principal of or any premium on any debt security of that series when due;

•                  we fail to pay any interest on any debt security of that series for 30 days after it becomes due;

•                  we fail to deposit any sinking fund payment when due;

•                  we fail to perform any other covenant in the indenture and such failure continues for 90 days after we are given the notice required in the indentures; and

•                  certain events including our bankruptcy, insolvency or reorganization.

Additional or different events of default applicable to a series of debt securities may be described in a prospectus supplement. An event of default under one series of debt securities is not necessarily an event of default under any other series of debt securities.

The trustee may withhold notice to the holders of any default, except defaults in the payment of principal, premium, if any, interest, or any sinking fund installment on, or with respect to any conversion right of, the debt securities of such series. However, the trustee must consider it to be in the interest of the holders of the debt securities of such series to withhold this notice.

Unless we indicate otherwise in a prospectus supplement, if an event of default, other than an event of default described in the fifth bullet point above, shall occur and be continuing with respect to any series of debt securities, either the trustee or the holders of at least 25 percent in aggregate principal amount of the outstanding securities of that series may declare the principal amount and premium, if any, of the debt securities of that series, or if any debt securities of that series are original issue discount securities, such other amount as may be specified in the applicable prospectus supplement, in each case together with accrued and unpaid interest, if any, thereon, to be due and payable immediately.

If an event of default described in the fifth bullet point above shall occur, the principal amount and premium, if any, of all the debt securities of that series, or if any debt securities of that series are original issue discount securities, such other amount as may be specified in the applicable prospectus supplement, in each case together with accrued and unpaid interest, if any, thereon, will automatically become immediately due and payable. Any payment by us on the subordinated debt securities following any such acceleration will be subject to the subordination provisions described below under “—Subordinated Debt Securities”.

After acceleration, the holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amounts or interest, have been cured or waived.

Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable indemnity. Generally, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

A holder of debt securities of any series will not have any right to institute any proceeding under the indentures, or to appoint a receiver or a trustee, or for any other remedy under the indentures, unless:

•                  the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series;

•                  the holders of at least a majority in aggregate principal amount of the outstanding debt securities of that series have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding; and

•                  the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series within 60 days after the original request.

Holders may, however, sue to enforce the payment of principal, premium or interest on any debt security on or after the due date or to enforce the right, if any, to convert any debt security (if the debt security is convertible) without following the procedures described in the three bullet points above.

We will furnish the trustee an annual statement by our officers as to whether or not we are in default in the performance of the conditions and covenants under the indenture and, if so, specifying all known defaults.

Modification and Waiver

Unless we indicate otherwise in a prospectus supplement, the applicable trustee and we may make modifications and amendments to an indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the modification or amendment.

We may also make modifications and amendments to the indentures for the benefit of holders without their consent, for certain purposes including, but not limited to:

•                  providing for our successor to assume the covenants under the indenture;

•                  adding covenants or events of default;

•                  making certain changes to facilitate the issuance of the securities;

•                  securing the securities;

•                  providing for a successor trustee or additional trustees;

•                  curing any ambiguities or inconsistencies;

•                  providing for guarantees of, or additional obligors on, the securities;

•                  permitting or facilitating the defeasance and discharge of the securities; and

•                  other changes specified in the indenture.

However, neither the trustee nor we may make any modification or amendment without the consent of the holder of each outstanding security of that series affected by the modification or amendment if such modification or amendment would:

•                  change the stated maturity of any debt security;

•                  reduce the principal, premium, if any, or interest on any debt security or any amount payable upon redemption or repurchase, whether at our option or the option of any holder, or reduce the amount of any sinking fund payments;

•                  reduce the principal of an original issue discount security or any other debt security payable on acceleration of maturity;

•                  change the place of payment or the currency in which any debt security is payable;

•                  impair the right to enforce any payment after the stated maturity or redemption date;

•                  if subordinated debt securities, modify the subordination provisions in a materially adverse manner to the holders;

•                  adversely affect the right to convert any debt security if the debt security is a convertible debt security; or

•                  change the provisions in the indenture that relate to modifying or amending the indenture.

Satisfaction and Discharge; Defeasance

We may be discharged from our obligations on the debt securities, subject to limited exceptions, of any series that have matured or will mature or be redeemed within one year if we deposit enough money with the trustee to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities.

Each indenture contains a provision that permits us to elect either or both of the following:

•                  We may elect to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of debt securities then outstanding. If we make this election, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for the rights of holders to receive payments on debt securities or the registration, transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

•                  We may elect to be released from our obligations under some or all of any financial or restrictive covenants applicable to the series of debt securities to which the election relates and from the consequences of an event of default resulting from a breach of those covenants.

To make either of the above elections, we must irrevocably deposit in trust with the trustee enough money to pay in full the principal, interest and premium on the debt securities. This amount may be made in cash and/or U.S. government obligations or, in the case of debt securities denominated in a currency other than U.S. dollars, cash in the currency in which such series of securities is denominated and/or foreign government obligations. As a condition to either of the above elections, for debt securities denominated in U.S. dollars we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the action.

Notices

Notices to holders will be given by mail to the addresses of the holders in the security register.

Governing Law

The indentures and the debt securities will be governed by, and construed under, the laws of the State of New York.

No Personal Liability of Directors, Officers, Employees and Stockholders

No incorporator, stockholder, employee, agent, officer or director (or, in the absence of a subsidiary guarantee, subsidiary) of ours will have any liability for any obligations of ours, or because of the creation of any indebtedness under the debt securities, the indentures or supplemental indentures. The indentures provide that all such liability is expressly waived and released as a condition of, and as a consideration for, the execution of such indentures and the issuance of the debt securities.

Regarding the Trustee

The indentures limit the right of the trustee, should it become our creditor, to obtain payment of claims or secure its claims.

The trustee is permitted to engage in certain other transactions with us. However, if the trustee acquires any conflicting interest, and there is a default under the debt securities of any series for which it is trustee, the trustee must eliminate the conflict or resign.

The accompanying prospectus supplement will specify the trustee for the particular series of debt securities to be issued under the indentures.

Subordinated Debt Securities

The following provisions will be applicable with respect to each series of subordinated debt securities, unless otherwise stated in the prospectus supplement relating to that series of subordinated debt securities.

The indebtedness evidenced by the subordinated debt securities of any series is subordinated, to the extent provided in the subordinated indenture and the applicable prospectus supplement, to the prior payment in full, in cash or other payment satisfactory to the holders of senior debt, of all senior debt, including any senior debt securities.

Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, marshalling of assets, assignment for the benefit of creditors, or in bankruptcy, insolvency, receivership or other similar proceedings, payments on the subordinated debt securities will be subordinated in right of payment to the prior payment in full, in cash or other payment satisfactory to holders of senior debt, of all senior debt, including any senior debt securities.

In the event of any acceleration of the subordinated debt securities of any series because of an event of default with respect to the subordinated debt securities of that series, holders of any senior debt would be entitled to payment in full in cash or other payment satisfactory to holders of senior debt before the holders of subordinated debt securities are entitled to receive any payment or distribution.

In addition, the subordinated debt securities will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries, including trade payables and lease obligations. This occurs because our right to receive any assets of our subsidiaries upon their liquidation or reorganization, and your right to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors, except to the extent that we are recognized as a creditor of such subsidiary. If we are recognized as a creditor of that subsidiary, our claims would still be subordinate to any security interest in the assets of the subsidiary and any indebtedness of the subsidiary senior to us.

We are required to promptly notify holders of senior debt or their representatives under the subordinated indenture if payment of the subordinated debt securities is accelerated because of an event of default.

Under the subordinated indenture, we may also not make payment on the subordinated debt securities if:

•                  a default in our obligations to pay principal, premium, interest or other amounts on our senior debt occurs and the default continues beyond any applicable grace period, which we refer to as a payment default; or

•                  any other default occurs and is continuing with respect to designated senior debt that permits holders of designated senior debt to accelerate its maturity, and the trustee receives a payment blockage notice from us or some other person permitted to give the notice under the subordinated indenture, which we refer to as a non-payment default.

We may and shall resume payments on the subordinated debt securities:

•                  in case of a payment default, when the default is cured or waived or ceases to exist; and

•                  in case of a nonpayment default, the earlier of when the default is cured or waived or ceases to exist or 179 days after the receipt of the payment blockage notice.

No new payment blockage period may start on the basis of a nonpayment default unless 365 days have elapsed from the effectiveness of the immediately prior payment blockage notice. No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee shall be the basis for a subsequent payment blockage notice.

As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior debt may receive more, ratably, and holders of the subordinated debt securities may receive less, ratably, than our other creditors. The subordination provisions will not prevent the occurrence of any event of default under the subordinated indenture.

The subordination provisions will not apply to payments from money or government obligations held in trust by the trustee for the payment of principal, interest and premium, if any, on subordinated debt securities pursuant to the provisions described under “—Satisfaction and Discharge; Defeasance”, if the subordination provisions were not violated at the time the money or government obligations were deposited into trust.

If the trustee or any holder receives any payment that should not have been made to them in contravention of subordination provisions before all senior debt is paid in full in cash or other payment satisfactory to holders of senior debt, then such payment will be held in trust for the holders of senior debt.

Senior debt securities will constitute senior debt under the subordinated indenture.

Additional or different subordination provisions may be described in a prospectus supplement relating to a particular series of debt securities.

DESCRIPTION OF CAPITAL STOCK

Common Stock

The following description of the terms of our common stock is a summary only and is qualified by reference to the relevant provisions of Delaware law and our certificate of incorporation and bylaws, as amended. Copies of our certificate of incorporation and bylaws, as amended, are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Under our certificate of incorporation, our authorized capital stock consists of 350,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

As of July 31, 2014 there were 199,397,350 shares of common stock outstanding. All shares of our common stock currently outstanding are fully paid and non-assessable.

Voting.  Each holder of common stock is entitled to one vote for each share of common stock held of record on the applicable record date on all matters submitted to a vote of stockholders. Except for the election of directors, which is determined by a plurality vote, or as otherwise may be provided by applicable law or the rules of the New York Stock Exchange, all matters to be voted on by our stockholders must be approved by a majority in voting interest of the stockholders present in person or represented by proxy and entitled to vote. Holders of common stock are not entitled to cumulate their votes in the election of directors. Each of our directors will be elected annually by our stockholders voting as a single class.

Dividends.  Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose, subject to any preferential dividend rights or other preferences granted to the holders of any outstanding preferred stock.

Liquidation, Dissolution or Winding Up.  In the event of any liquidation, dissolution or winding up of our company, whether voluntary or involuntary, the holders of common stock are entitled to share ratably, in all remaining assets available for distribution to stockholders after payment of or provision for our liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

No Preemptive Rights.  Holders of common stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

Preferred Stock

As of July 31, 2014: (i) there were 4,000,000 shares of our authorized preferred stock designated as 10.25% Series C Cumulative Perpetual Preferred Stock, which we refer to in this prospectus as Series C Preferred Stock, of which 4,000,000 shares were issued and outstanding, (ii) there were 5,750,000 shares of our authorized preferred stock designated as 8.0% Series D Cumulative Preferred Stock, which we refer to in this prospectus as Series D Preferred Stock, of which 4,424,889 shares were issued and outstanding and (iii) there were 12,000 shares of our authorized preferred stock designated as 8% Series E Cumulative Convertible Preferred Stock, which we refer to in this prospectus as Series E Preferred Stock, of which Depositary Shares representing 3,722 shares of our Series E Preferred Stock were outstanding.

Series C Preferred Stock

The rights, preferences, privileges and restrictions of shares of the Series C Preferred Stock have been fixed in a certificate of designation (as amended or supplemented, the “Series C Certificate of Designation”) and the material provisions are described below. The following description of our

Series C Preferred Stock is intended as a summary only and does not purport to be complete, and is qualified in its entirety by reference to the Series C Certificate of Designation, our certificate of incorporation and our bylaws, which are filed as exhibits to this registration statement, of which this prospectus forms a part, and to the applicable provisions of Delaware law. We urge you to read the certificate of designation because it, and not this description, defines the rights of holders of shares of Series C Preferred Stock.

Dividends.  Holders of the Series C Preferred Stock are entitled to receive, when and as declared by the board of directors, out of funds legally available for the payment of dividends, cumulative cash dividends on the Series C Preferred Stock at a rate of 10.25% per annum of the $25.00 liquidation preference per share (equivalent to $2.5625 per annum per share). However, if any four consecutive or non-consecutive “Quarterly Dividend Defaults” (as described below) occur or if we fail to maintain the listing of the Series C Preferred Stock on the New York Stock Exchange, the NYSE MKT or The NASDAQ Global, Global Select or Capital Market, or a comparable national securities exchange (each a “national exchange”) for 180 consecutive days, the dividend rate on the Series C Preferred Stock will increase to 12.50% per annum until such time as the dividend arrearage is eliminated or the Series C Preferred Stock becomes listed on a national exchange. Dividends become payable monthly in arrears on the last day of each month; provided that if such day falls on a national holiday or a weekend, such dividends will be due and payable on the next business day following such weekend or national holiday. A “Quarterly Dividend Default” occurs if we fail to pay cash dividends on the Series C Preferred Stock in full for any monthly dividend period within a calendar quarter, provided that only one Quarterly Dividend Default may occur during each calendar quarter and only four Quarterly Dividend Defaults may occur within a calendar year.

Voting Rights.  Holders of the Series C Preferred Stock generally have no voting rights. However, if any four consecutive or non-consecutive “Quarterly Dividend Defaults” occur or if we fail to maintain the listing of the Series C Preferred Stock on a national exchange for 180 consecutive days, the holders of the Series C Preferred Stock, voting separately as a class with holders of all other series of parity shares upon which like voting rights have been conferred and are exercisable, will have the right to elect two directors to serve on our board of directors in addition to those directors then serving on our board of directors until such time as the dividend arrearage is eliminated or the Series C Preferred Stock becomes listed on a national exchange. In addition, an affirmative vote of the holders of at least a majority of the Series C Preferred Stock is required to amend our certificate of incorporation so as to authorize or create, or to increase the authorized amount of, the Series C Preferred Stock, or any class ranking on parity with the Series C Preferred Stock.

Redemption Rights.  The Series C Preferred Stock does not have any stated maturity date and is not subject to any sinking fund or mandatory redemption provisions, except under some circumstances upon a “Change of Ownership or Control” (as described below). Accordingly, the shares of Series C Preferred Stock will remain outstanding indefinitely unless we decide to redeem them or purchase all or a portion of the shares in the open market. We are not required to set aside funds to redeem the Series C Preferred Stock.

We may redeem the Series C Preferred Stock for cash at our option, from time to time, in whole or in part, at a redemption price of $25.00 per share, plus accrued and unpaid dividends (whether or not earned or declared) up to the redemption date.

Following a “Change of Ownership or Control” (as such term is defined in the Series C Certificate of Designation) of us by a person, entity or group other than a “Qualifying Public Company” (as such term is defined in the Series C Certificate of Designation), we (or the acquiring entity) will be required to redeem the Series C Preferred Stock, in whole but not in part, within 90 days after the date on which the Change of Ownership or Control has occurred, for $25.00 per share, plus accrued and unpaid dividends (whether or not earned or declared) up to the redemption date, in cash.

A Change of Ownership or Control of us by a Qualifying Public Company will not require a mandatory redemption of the Series C Preferred Stock, but such Qualifying Public Company will have the right for a period of 90 days after a Change of Ownership or Control to redeem the Series C Preferred Stock, in whole but not in part, pursuant to the special redemption provisions described above.

Liquidation Preference.  In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of the Series C Preferred Stock are entitled to receive, from the assets remaining after payment of liabilities, subject to the distribution rights of any parity shares or senior shares (as described below), but before any distribution of assets to the holders of our common stock or other junior shares (as described below), cash in an amount equal to $25.00 per share, plus accrued and unpaid dividends (whether or not earned or declared) up to the distribution date.

Conversion Rights.  The Series C Preferred Stock is not convertible into or exchangeable for any stock or other securities or property of the Company.

Ranking.  The Series C Preferred Stock ranks (i) senior to our common stock, our Series D Preferred Stock, our Series E Preferred Stock and any other equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank junior to the Series C Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, referred to as “junior shares”; (ii) equal to any shares of equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank on par with the Series C Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (any such creation would require the affirmative vote of the holders of at least a majority of the outstanding shares of Series C Preferred Stock), referred to as “parity shares”; (iii) junior to all other equity securities issued by us, the terms of which specifically provide that such equity securities rank senior to the Series C Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (any such creation would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series C Preferred Stock), referred to as “senior shares”; and (iv) junior to all our existing and future indebtedness.

Series D Preferred Stock

The rights, preferences, privileges and restrictions of shares of the Series D Preferred Stock have been fixed in a certificate of designation (as amended or supplemented, the “Series D Certificate of Designation”) and the material provisions are described below. The following description of our Series D Preferred Stock is intended as a summary only and does not purport to be complete, and is qualified in its entirety by reference to the Series D Certificate of Designation, our certificate of incorporation and our bylaws, which are filed as exhibits to this registration statement, of which this prospectus forms a part, and to the applicable provisions of Delaware law. We urge you to read the certificate of designation because it, and not this description, defines the rights of holders of shares of Series D Preferred Stock.

Dividend Rights.  Holders of the Series D Preferred Stock will be entitled to receive, when and as declared by the board of directors, out of funds legally available for the payment of dividends, cumulative cash dividends on the Series D Preferred Stock at a rate of 8.0% per annum of the $50.00 liquidation preference per share (equivalent to $4.00 per annum per share). However, if any four consecutive or non-consecutive Quarterly Dividend Defaults (as defined in the Series D Certificate of Designation) occur or if we fail to maintain the listing on a national exchange for 180 consecutive days or longer, the dividend rate on the Series D Preferred Stock shall increase to 10.0% per annum, which we refer to as the “Penalty Rate.” Dividends will generally be payable monthly in equal amounts in arrears on the last day of each calendar month.

Dividends on the Series D Preferred Stock will accrue regardless of whether (i) the terms of our senior shares (as defined below) or our agreements, including our credit facilities, at any time prohibit the current payment of dividends; (ii) we have earnings or profits; (iii) there are funds legally available for the payment of such dividends; or (iv) such dividends are declared by our board of directors. All payments of dividends made to the holders of Series D Preferred Stock will be credited against the previously accrued dividends on such shares of Series D Preferred Stock. We will credit any dividends paid on the Series D Preferred Stock first to the earliest accumulated accrued and unpaid dividend due. As described more fully under “—Series D Ranking” below, the payment of dividends with respect to the Series D Preferred Stock is subordinate to any dividends to which holders of our Series C Preferred Stock are entitled.

Penalties as a Result of Failure to Pay Dividends.  If any four consecutive or non-consecutive Quarterly Dividend Defaults occur, then, until we have paid all accumulated and unpaid dividends on the shares of our Series D Preferred Stock in full, the dividend rate will be increased to the Penalty Rate as described above. In addition, if we do not pay dividends in cash, dividends on the Series D Preferred Stock, including all accrued but unpaid dividends, will be paid either: (a) (if our common stock is then listed on a national exchange) in fully-tradable registered shares of our common stock with a value equal to the amount of dividends being paid, calculated based on the weighted average daily trading price for the 10 business day period ending on the business day immediately preceding the payment along with cash in lieu of any fractional share, or (b) (if our common stock is not then listed on a national exchange) in additional shares of Series D Preferred Stock with a value equal to the amount of the dividend being paid, based on the liquidation preference per share, along with cash in lieu of any fractional share. Finally, the holders of Series D Preferred Stock will receive certain voting rights described below until such time as the dividend date reverts back to the standard 8% rate. Once we have paid all accumulated and unpaid dividends in full and have paid cash dividends at the Penalty Rate in full for an additional two consecutive quarters the dividend rate will be restored to the stated rate and the foregoing provisions will not be applicable unless we again fail to pay a monthly dividend during any future quarter.

Optional Redemption.  We may redeem the Series D Preferred Stock for cash at our option, from time to time, in whole or in part, at a redemption price of $50.00 per share, plus accrued and unpaid dividends (whether or not earned or declared) to the redemption date.

Special Redemption upon Change of Ownership or Control.  Following a “Change of Ownership or Control” of us by a person, entity or group, we (or the acquiring entity) will have the option to redeem the Series D Preferred Stock, in whole but not in part, within 90 days after the date on which the Change of Ownership or Control has occurred, for $50.00 per share, plus accrued and unpaid dividends (whether or not declared), up to the redemption date, in cash.

Series D Ranking.  The Series D Preferred Stock ranks: (i) senior to our common stock, our Series E Preferred Stock and any other equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank junior to such Series D Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, referred to as “junior shares”, (ii) equal to any shares of equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank on par with such Series D Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (any such creation would require the affirmative vote of the holders of at least a majority of the outstanding shares of Series D Preferred Stock), referred to as “parity shares”, (iii) junior to our Series C Preferred Stock, (iv) junior to all other equity securities issued by us, the terms of which specifically provide that such equity securities rank senior to such Series D Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (any such creation would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series D Preferred Stock), referred to, together with the Series C Preferred Stock, as “senior shares”, and (v) junior to all our existing and future indebtedness.

Liquidation Preference.  If we liquidate, dissolve or wind up our operations, the holders of our Series D Preferred Stock will have the right to receive $50.00 per share, plus all accrued and unpaid dividends (whether or not earned or declared) to and including the date of payment, before any payments are made to the holders of our common stock and any other of our junior shares. The rights of the holders of the Series D Preferred Stock to receive the liquidation preference will be subject to the proportionate rights of holders of each other future series or class of parity shares and subordinate to the rights of senior shares, including the Series C Preferred Stock.

No Maturity or Mandatory Redemption.  The Series D Preferred Stock does not have any stated maturity date and will not be subject to any sinking fund or mandatory redemption provisions except for redemption at our option or under some circumstances upon a Change of Ownership or Control as described above.

Voting Rights.  Holders of the Series D Preferred Stock will generally have no voting rights. However, if any four consecutive or non-consecutive “Quarterly Dividend Defaults” occur or if we fail to maintain the listing of the Series D Preferred Stock on a national exchange for 180 consecutive days, the holders of the Series D Preferred Stock, voting separately as a class with holders of all other series of parity shares upon which like voting rights have been conferred and are exercisable, will have the right to elect two directors to serve on our board of directors in addition to those directors then serving on our board of directors until such time as the dividend arrearage is eliminated or the Series D Preferred Stock becomes listed on a national exchange. In addition, an affirmative vote of the holders of at least a majority of the Series D Preferred Stock is required to amend our certificate of incorporation so as to authorize or create, or to increase the authorized amount of, the Series D Preferred Stock, or any class ranking on parity with the Series D Preferred Stock.

No Conversion Rights.  The Series D Preferred Stock is not convertible into, or exchangeable for, any of our other property or securities.

Series E Preferred Stock

The rights, preferences, privileges and restrictions of shares of the Series E Preferred Stock have been fixed in a certificate of designation (as amended or supplemented, the “Series E Certificate of Designation”) and the material provisions are described below. The following description of our Series E Preferred Stock is intended as a summary only and does not purport to be complete, and is qualified in its entirety by reference to the Series E Certificate of Designation, our certificate of incorporation and our bylaws, which are filed as exhibits to this registration statement, of which this prospectus forms a part, and to the applicable provisions of Delaware law. We urge you to read the certificate of designation because it, and not this description, defines the rights of holders of shares of Series E Preferred Stock.

Dividend Rights.  Holders of the Series E Preferred Stock will be entitled to receive, when and as declared by the board of directors, out of funds legally available for the payment of dividends, cumulative cash dividends on the Series E Preferred Stock at a rate of 8% per annum of the $25,000.00 liquidation preference per share (equivalent to $2,000 per annum per share). However, if any four consecutive or non-consecutive Quarterly Dividend Defaults occur or if we fail to maintain the listing on a national exchange for 180 consecutive days, the dividend rate on the Series E Preferred Stock may increase to 10.0% per annum, which we refer to as the “Penalty Rate.” Dividends will generally be payable monthly in arrears on the last day of each calendar month.

Dividends on the Series E Preferred Stock will accrue regardless of whether (i) the terms of our senior shares (as defined below) or our agreements, including our credit facilities, at any time prohibit the current payment of dividends; (ii) we have earnings; (iii) there are funds legally available for the payment of such dividends; or (iv) such dividends are declared by our board of directors. All payments of dividends made to the holders of Series E Preferred Stock will be credited against the previously accrued dividends on such shares of Series E Preferred Stock. We will credit any dividends paid on the Series E Preferred Stock first to the earliest accrued and unpaid dividend due. As described more fully under “—Series E Ranking” below, the payment of dividends with respect to the Series E Preferred Stock is subordinate to any dividends to which holders of our Series C Preferred Stock or our Series D Preferred Stock are entitled.

Penalties as a Result of Failure to Pay Dividends.  If any four consecutive or non-consecutive Quarterly Dividend Defaults occur, then, until we have paid all accumulated and unpaid dividends on the shares of our Series E Preferred Stock in full, the dividend rate will be increased to the Penalty Rate as described above. In addition, if we do not pay dividends in cash, dividends on the Series E Preferred Stock, including all accrued but unpaid dividends, will be paid either: (a) (if our common stock is then listed on a national exchange) in fully-tradable registered shares of our common stock in an amount based on the weighted average daily trading price for the 10 business day period ending on the business day immediately preceding the payment along with cash in lieu of any fractional share, or (b) (if our common stock is not then listed on a national exchange) in additional shares of Series E Preferred Stock with a liquidation value equal to the amount of the dividend along with cash in lieu of any fractional share. Finally, the holders of Series E Preferred Stock will receive certain voting rights described below. Once we have paid all accumulated and unpaid dividends in full and have paid cash dividends at the Penalty Rate in full for an additional two consecutive quarters the dividend rate will be restored to the stated rate and the foregoing provisions will not be applicable unless we again fail to pay a monthly dividend during any future quarter.

Redemption.  Prior to November 2, 2015, the shares of Series E Preferred Stock may be redeemed only upon the occurrence of certain conditions described in (1) and (2) below. On or after November 2, 2015, we may redeem the Series E Preferred Stock, at our option, in whole or in part, for $25,000.00 per share plus accrued and unpaid dividends. (1) Within 90 days following a change of ownership or control, we (or the acquiring company) shall have the right, but not the obligation, to redeem the Series E Preferred Stock, in whole but not in part, for $25,000.00 per share plus accrued and unpaid dividends. (2) If on any 20 trading days during any consecutive 30 trading day period, the trading price per share of our Common Stock equals or exceeds the product of one and twenty-nine hundredths (1.29) times the conversion price of $8.50 per share, subject to certain adjustments (a “Trading Price Event”), then Magnum Hunter shall have the right to redeem the Series E Preferred Stock, in whole or in part, for $25,000.00 per share plus accrued and unpaid dividends.

Series E Ranking.  The Series E Preferred Stock ranks: (i) senior to our common stock and any other equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank junior to such Series E Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, referred to as “junior shares”, (ii) equal to any shares of equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank on par with such Series E Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (any such creation would require the affirmative vote of the holders of at least a majority of the outstanding shares of Series E Preferred Stock), referred to as “parity shares”, (iii) junior to our Series C Preferred Stock and our Series D Preferred Stock, (iv) junior to all other equity securities issued by us, the terms of which specifically provide that such equity securities rank senior to such Series E Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (any such creation would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series E Preferred Stock), referred to, together with the Series C Preferred Stock and the Series D Preferred Stock, as “senior shares”, and (v) junior to all our existing and future indebtedness.

Liquidation Preference.  If we liquidate, dissolve or wind up our operations, the holders of our Series E Preferred Stock will have the right to receive $25,000.00 per share, plus all accrued and unpaid dividends (whether or not earned or declared) to and including the date of payment, before any payments are made to the holders of our common stock and any other of our junior shares. The rights of the holders of the Series E Preferred Stock to receive the liquidation preference will be subject to the proportionate rights of holders of each other future series or class of parity shares and subordinate to the rights of senior shares, including the Series C Preferred Stock and the Series D Preferred Stock.

No Maturity of Mandatory Redemption.  The Series E Preferred Stock does not have any stated maturity date and will not be subject to any sinking fund or mandatory redemption provisions except for redemption at our option after November 2, 2015 or under some circumstances upon a Change of Ownership or Control as described above.

Voting Rights.  Holders of the Series E Preferred Stock will generally have no voting rights. However, if any four consecutive or non-consecutive Quarterly Dividend Defaults occur or if we fail to maintain the listing of the Series E Preferred Stock on a national exchange for 180 consecutive days, the holders of the Series E Preferred Stock, voting separately as a class with holders of all other series of parity shares upon which like voting rights have been conferred and are exercisable, will have the right to elect two directors to serve on our board of directors in addition to those directors then serving on our board of directors until such time as the dividend arrearage is eliminated or the Series E Preferred Stock becomes listed on a national exchange. In addition, an affirmative vote of the holders of at least a majority of the Series E Preferred Stock is required to amend our certificate of incorporation so as to authorize or create, or to increase the authorized amount of, the Series E Preferred Stock, or any class ranking on parity with the Series E Preferred Stock.

The affirmative vote of at least two thirds of the Series E Preferred Stock is required for:

(a)                                 Any amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation or the terms of the Series E Preferred Stock that materially and adversely affects the holders;

(b)                                 A statutory share exchange or merger, unless in each such case the Series E Preferred Stock remain outstanding without a material and adverse change to its terms or shall be converted into preferred shares of the surviving entity having identical material preferences and rights; and

(c)                                  the authorization, reclassification or creation of, or the increase in the authorized amount of any shares of a class ranking prior to the Series E Preferred Stock,

Provided, however, that no such vote shall be required after November 2, 2015 or a “Trading Price Event,” as such term is defined in the Series E Certificate of Designation, or in connection with a change of ownership or control during which the Series E Preferred Stock is redeemed.

Conversion Rights.  The shares of Series E Preferred Stock are convertible, in whole or in part, at the option of the holder into shares of our common stock equal to $25,000.00 per share of Series E stock, plus accrued and unpaid dividends, divided by the conversion price of $8.50. Upon the occurrence of a change in ownership or control, each holder of Series E Preferred Stock shall have the right to convert their shares of Series E Preferred Stock into either (1) the quotient obtained by dividing $25,000.00 per share plus accrued and unpaid dividends, by the market value of our Common Stock on the change of control date, subject to a share cap and certain adjustments; or (2) in the case of a change of ownership pursuant to which the our common stock shall be converted into cash, securities or other property, each holder of Series E Preferred Stock shall receive the kind and amount of consideration that the holder would have been entitled to receive had such holder held a number of shares of our common stock equal to the amount described in number (1) above.

Other Series of Preferred Stock

Pursuant to our certificate of incorporation, our board of directors has the authority without further action by our stockholders to issue one or more additional series of preferred stock. Our board of directors has the authority to fix the number of shares of any series of preferred stock and to determine the designation of any such series. Our board of directors is also authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock. In addition, within the limitations or restrictions stated in any resolution or resolutions of our board of directors originally fixing the number of shares constituting any series, our board of directors has the authority to increase or decrease, but not below the number of shares of such series then outstanding, the number of shares of any series subsequent to the issue of shares of that series. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control without further action by our stockholders and may adversely affect the market price of, and the voting and other rights of the holders of, our common stock. These effects might include, among other things, restricting dividends on our common stock, diluting the voting power of our common stock or impairing the liquidation rights of our common stock.

The prospectus supplement with respect to any issuance of preferred stock will specify:

•                  the maximum number of shares;

•                  the designation of the shares;

•                  the annual dividend rate, if any, whether the dividend rate is fixed or variable, the date dividends will accrue, the dividend payment dates, and whether dividends will be cumulative;

•                  the price and the terms and conditions for redemption, if any, including redemption at our option or at the option of the holders, including the time period for redemption, and any accumulated dividends or premiums;

•                  the liquidation preference, if any, and any accumulated dividends upon liquidation, dissolution or winding up of our affairs;

•                  any sinking fund or similar provision, and, if so, the terms and provisions relating to the purpose and operation of the fund;

•                  the terms and conditions, if any, for conversion or exchange of the shares of preferred stock into or for shares of any other class or classes of our capital stock or any series of any other class or classes, or of any other series of the same class, or any other securities, including debt securities, or assets, including the price or the rate of conversion or exchange and the method, if any, of adjustment;

•                  if applicable, a discussion of material U.S. federal income tax considerations;

•                  any voting rights; and

•                  any or all other preferences and relative, participating, optional or other special rights, privileges or qualifications, limitations or restrictions.

Any shares of preferred stock offered pursuant to this prospectus and the applicable prospectus supplement will, upon issuance, be fully paid and non-assessable.

Anti-Takeover Provisions of Delaware Law, Our Certificate of Incorporation and Our By-Laws

Certain provisions of Delaware law and our certificate of incorporation and our bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise and to remove our incumbent directors and officers. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Law.  We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware, or DGCL, regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any stockholder who owns 15% or more of our outstanding voting stock (as well as affiliates and associates of such stockholders) for a period of three years following the date that the stockholder became an interested stockholder, unless:

•                  the transaction is approved by the board before the date the interested stockholder acquired the stock;

•                  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by various employee benefit plans or persons who are directors and also officers; or

•                  on or after the date the stockholder acquired the stock, the business combination is approved by the board and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•                  any merger or consolidation involving the corporation and the interested stockholder;

•                  any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•                  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•                  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•                  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

A Delaware corporation may opt out of this provision either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out, and do not currently intend to opt out, of this provision. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Certificate of Incorporation and Bylaws.  In addition, some provisions of our certificate of incorporation and bylaws may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might deem to be in the stockholders’ best interests. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

Authorized but Unissued Shares.  The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval, unless such approval is required by applicable law or listing rules of an applicable securities exchange or quotation system. These additional shares may be used for a variety of corporate purposes, such as for additional public offerings, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise.

Amendment to Bylaws.  Our board of directors is authorized to make, alter or repeal our bylaws without further stockholder approval.

Advance Notice of Director Nominations and Matters to be Acted upon at Meetings.  Our bylaws contain advance notice requirements for nominations for directors to our board of directors and for proposing matters that can be acted upon by stockholders at stockholder meetings.

Call of Special Meetings of Stockholders.  Our bylaws provide that special meetings of stockholders may be called only by our chairman, by a majority of our board of directors, by our chief executive officer, by our president or by one or more stockholders holding shares in the aggregate entitled to cast not less than 10% of the votes at that meeting.

Limitation on Liability and Indemnification Matters

Our certificate of incorporation limits, to the fullest extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The effect of this provision is to eliminate our rights and those of our stockholders, through stockholders’ derivative suits on behalf of our company, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. Exculpation does not apply if the director acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

Section 145 of the DGCL provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of the fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful. Our bylaws provide that we may indemnify our directors, officers, employees and agents to the fullest extent permitted by Delaware law.

Additionally, we have, from time to time, entered into separate indemnification agreements with persons who were in service as directors and executive officers of the Company at such time (some of whom are no longer serving in such capacities) that provide broader indemnification than that required under the DGCL. These agreements, among other things, require us to indemnify our directors and executive officers to the fullest extent permitted by applicable law for certain expenses, including attorneys’ fees, judgments, penalties, fines and settlement amounts actually and reasonably incurred by a director or executive officer in any action or proceeding arising out of his service as one of our directors or executive officers, or any of our subsidiaries, or any other company or enterprise to which the person provides services at our request, including liability arising out of negligence or active or passive wrongdoing by the officer or director. We believe that these agreements are necessary to attract and retain qualified directors and executives.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Transfer Agent

The transfer agent for our common stock and our preferred stock is American Stock Transfer & Trust Company, LLC. Its address is 16633 N. Dallas Parkway, Suite 600, Addison, Texas 75001, and its telephone number is (800) 937-5449 or (718) 921-8124.

Listing

Our common stock is listed on the New York Stock Exchange under the trading symbol “MHR.” Our Series C Preferred Stock is listed on the NYSE MKT under the trading symbol “MHR.PR.C.” Our Series D Preferred Stock is listed on the NYSE MKT under the trading symbol “MHR.PR.D.” Depositary shares representing our Series E Preferred Stock are listed on the NYSE MKT under the trading symbol “MHR.PR.E.”

DESCRIPTION OF THE DEPOSITARY SHARES

General

At our option, we may elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do elect to offer fractional shares of preferred stock, we will issue to the public receipts for depositary shares and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement. Each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all rights and preferences of the preferred stock underlying that depositary share. These rights may include dividend, voting, redemption and liquidation rights.

The shares of preferred stock underlying the depositary shares will be deposited with a bank or trust company selected by us to act as depositary, under a deposit agreement between us, the depositary and the holders of the depositary receipts. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares.

The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

The summary of terms of the depositary shares contained in this prospectus is not complete. You should refer to the forms of the deposit agreement, our certificate of incorporation and the certificate of designation for the applicable series of preferred stock that are, or will be, filed with the SEC. If applicable, material U.S. federal income tax considerations relating to depositary shares will be described in the applicable prospectus supplement.

Dividends

The depositary will distribute cash dividends or other cash distributions, if any, received in respect of the series of preferred stock underlying the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date. The relevant record date for depositary shares will be the same date as the record date for the preferred stock.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary, with our approval, may adopt another method for the distribution, including selling the property and distributing the net proceeds to the holders.

Liquidation Preference

If a series of preferred stock underlying the depositary shares has a liquidation preference, in the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of depositary shares will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

Redemption

If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock so redeemed. The depositary will mail the notice of redemption to the record holders of the depositary receipts promptly upon receiving the notice from us and no fewer than 20 nor more than 60 days, unless otherwise provided in the applicable prospectus supplement, prior to the date fixed for redemption of the preferred stock.

Voting

Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts underlying the preferred stock. Each record holder of those depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock underlying that holder’s depositary shares. The record date for the depositary will be the same date as the record date for the preferred stock. The depositary will try, as far as practicable, to vote the preferred stock underlying the depositary shares in accordance with these instructions. We will agree to take all action that may be deemed necessary by the depositary in order to enable the depositary to vote the preferred stock in accordance with these instructions. The depositary will not vote the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of Preferred Stock

Owners of depositary shares will be entitled to receive upon surrender of depositary receipts at the principal office of the depositary and payment of any unpaid amount due to the depositary, the number of whole shares of preferred stock underlying their depositary shares.

Partial shares of preferred stock will not be issued. Holders of preferred stock will not be entitled to deposit the shares under the deposit agreement or to receive depositary receipts evidencing depositary shares for the preferred stock.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between the depositary and us. However, any amendment which materially and adversely alters the rights of the holders of depositary shares, other than fee changes, will not be effective unless the amendment has been approved by at least a majority of the outstanding depositary shares. The deposit agreement may be terminated by the depositary or us only if:

•                  all outstanding depositary shares have been redeemed; or

•                  there has been a final distribution of the preferred stock in connection with our dissolution and such distribution has been made to all the holders of depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangement. We will also pay charges of the depositary in connection with:

•                  the initial deposit of the preferred stock;

•                  the initial issuance of the depositary shares;

•                  any redemption of the preferred stock; and

•                  all withdrawals of preferred stock by owners of depositary shares.

Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and other specified charges as provided in the deposit agreement for their accounts. If these charges have not been paid, the depositary may:

•                  refuse to transfer depositary shares;

•                  withhold dividends and distributions; and

•                  sell the depositary shares evidenced by the depositary receipt.

Miscellaneous

The depositary will forward to the holders of depositary receipts all reports and communications we deliver to the depositary that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications we deliver to the depositary as the holder of preferred stock.

Neither the depositary nor we will be liable if either the depositary or we are prevented or delayed by law or any circumstance beyond the control of either the depositary or us in performing our respective obligations under the deposit agreement. Our obligations and the depositary’s obligations will be limited to the performance in good faith of our or the depositary’s respective duties under the deposit agreement. Neither the depositary nor we will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. The depositary and we may rely on:

•                  written advice of counsel or accountants;

•                  information provided by holders of depositary receipts or other persons believed in good faith to be competent to give such information; and

•                  documents believed to be genuine and to have been signed or presented by the proper party or parties.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering a notice to us. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal. The successor depositary must be a bank and trust company having its principal office in the United States of America and having a combined capital and surplus of at least $50,000,000.

Depositary Shares Representing Series E Preferred Stock

General.  As of July 31, 2014, we had 3,721,556 depositary shares representing 3,722 shares of our Series E Preferred Stock outstanding. Each depositary share represents a 1/1,000th interest in a share of the Series E Preferred Stock. The following description summarizes specific terms and provisions of the depositary shares representing shares of our Series E Preferred Stock. You should read this description of the material terms of the depositary shares representing our Series E Preferred Stock along with the terms that apply generally to depositary shares and the description of our Series E Preferred Stock under “Description of Capital Stock—Preferred Stock—Series E Preferred Stock.”

For each depositary share representing our Series E Preferred Stock outstanding, the underlying shares of the Series E Preferred Stock are deposited with the depositary pursuant to a deposit agreement dated as of November 2, 2012 among us, American Stock Transfer & Trust Company, as depositary, and the holders from time to time of the depositary receipts. Subject to the terms of the deposit agreement, the depositary shares will be entitled to all the rights and preferences of the Series E Preferred Stock, as applicable, and subject to the limitations, qualifications and restrictions thereof, in proportion to the applicable fraction of a share of Series E Preferred Stock those depositary shares represent.

We may elect from time to time to issue additional shares of Series E Preferred Stock and additional depositary shares representing interests in such additional shares of the Series E Preferred Stock, without notice to, or consent from, the existing holders of Series E Preferred Stock.

Book-Entry System.  The Series E Preferred Stock will initially be issued in registered form to the depositary, and the depositary shares representing fractional interests in the Series E Preferred Stock will then be issued in book-entry form through the facilities of the Depository Trust Company (“DTC”). This means that we do not issue actual depositary receipts to each holder of depositary shares, except in limited circumstances. Instead, the depositary shares are in the form of a single global depositary receipt deposited with and held in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. In order to own a beneficial interest in a depositary receipt, one must be an organization that participates in DTC or have an account with an organization that participates in DTC. As long as DTC or its nominee is the registered owner of the global depositary receipt, DTC or its nominee, as the case may be, is considered the sole owner and holder of the global depositary receipt and the Series E Preferred Stock represented by such receipt for all purposes under the instruments governing the rights and obligations of holders of the depositary shares and Series E Preferred Stock.

Dividends and Other Distributions.  Each dividend on a depositary share will be in an amount equal to 1/1,000th of the dividend declared on the related share of the Series E Preferred Stock. The depositary distributes all dividends and other cash distributions received on the Series E Preferred Stock to the holders of record of the depositary shares in proportion to the number of depositary shares held by each holder. In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary, with our approval, may adopt another method of distribution, including selling the property and distributing the net proceeds to the holders.

The depositary will not distribute amounts less than one cent. If the calculation of a dividend or other cash distribution results in an amount to be distributed that is a fraction of a cent, the depositary will hold the fraction of one cent, without liability for interest thereon, and add such amount to the next sum received by the depositary for distribution to the holders.

Record dates for the payment of dividends and other matters relating to the depositary shares is the same as the corresponding record dates for the Series E Preferred Stock.

The amount paid as dividends or otherwise distributable by the depositary with respect to the depositary shares or the underlying Series E Preferred Stock is reduced by any amounts required to be withheld by us or the depositary on account of taxes or other governmental charges. The depositary may refuse to make any payment or distribution, or any transfer or exchange of any depositary shares or the shares of the Series E Preferred Stock until such taxes or other governmental charges are paid.

Optional Conversion.  As described above under “Description of Capital Stock—Preferred Stock—Series E Preferred Stock,” the Series E Preferred Stock may be converted at any time or upon a Change of Control, in whole or in part, into shares of our common stock at the option of the holders of the Series E Preferred Stock. The depositary shares may, at the option of holders thereof, be converted into shares of our common stock through the depositary upon the same terms and conditions as the Series E Preferred Stock.

If a holder’s interest is a beneficial interest in a global depositary receipt evidencing depositary shares, the holder must comply with the depositary’s and DTC’s procedures for converting a beneficial interest in a global security. If a holder’s interest is in certificated form, the record holders of depositary shares representing fractional interests in the Series E Preferred Stock must deliver depositary receipts evidencing the depositary shares to be converted, together with a written notice of conversion and a proper assignment of the depositary receipts to us or in blank to the depositary or its agent.

Each such conversion of depositary shares will be deemed to have been effected on the trading day that the notice of conversion is received during regular business hours by the depositary; provided that, if applicable, the depositary receipts being surrendered are received by the depositary within two trading days after the depositary’s receipt of the notice of conversion. In all other cases, the conversion date will be the first trading day on which the foregoing requirements shall have been satisfied. The conversion will occur at the conversion rate in effect at such time and on the conversion date.

Redemption.  If we redeem the Series E Preferred Stock (i) on or after November 2, 2015, in whole or in part, or (ii) prior to November 2, 2015 in whole, but not in part, due to the occurrence of a “Change of Control” or “Trading Price Event”, each as described above under “Description of Capital Stock—Preferred Stock—Series E Preferred Stock,” we will cause the redemption of the corresponding depositary shares. The redemption price per depositary share will be 1/1,000th of the redemption price per share payable with respect to the Series E Preferred Stock. On or prior to the redemption date, we will pay or cause to be paid in full to the depositary the redemption price of the deposited shares of Series E Preferred Stock to be redeemed, and the depositary shall redeem the number of depositary shares representing such shares of Series E Preferred Stock.

If less than all of the outstanding depositary shares are to be redeemed, the depositary will select by lot or pro rata (as nearly as may be), or by any other method determined by us in our sole discretion to be fair and equitable, those depositary shares to be redeemed. The depositary will mail notice of redemption to record holders of the depositary shares not less than 30 and not more than 60 days prior to the date fixed for redemption of the Series E Preferred Stock and the related depositary shares.

Voting.  When the depositary receives notice of any meeting at which the holders of the Series E Preferred Stock are entitled to vote or of the solicitation of a written consent of the holders of the Series E Preferred Stock, the depositary will mail, or otherwise transmit by a method approved by the depositary in its reasonable discretion, the information contained in the notice of meeting or solicitation of written consent to the record holders of the depositary shares relating to the Series E Preferred Stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the Series E Preferred Stock, may instruct the depositary to vote or provide written consent with respect to the amount of the Series E Preferred Stock represented by the holder’s depositary shares. The depositary will use its best efforts to vote or cause to be voted, or to consent in writing, in accordance with the instructions received from the holders of the depositary shares, the maximum number of whole shares of Series E Preferred Stock represented by the depositary shares as to which any particular voting or written consent instructions were received. We will take all reasonable actions that the depositary determines are necessary to enable the depositary to vote or provide written consent as instructed. In the absence of specific instructions from holders of depositary shares, the depositary will vote the Series E Preferred Stock, or provide written consent with respect to the Series E Preferred Stock, represented by the depositary shares of such holders from whom instructions were not received proportionately with the votes cast or written consents provided pursuant to instructions received from the other holders.

Notices.  We send notices, reports and other communications that are required to be delivered to the holders of our Series E Preferred Stock to the depository. The depositary will forward such communications to DTC as the holder of the global depositary receipt. Conveyance of notices and other communications by DTC to beneficial owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Listing.  Our depositary shares representing our Series E Preferred Stock are traded on the NYSE MKT under the symbol “MHR.PR.E.”

DESCRIPTION OF THE WARRANTS

General

We may issue warrants for the purchase of our common stock, preferred stock or debt securities or any combination thereof. Warrants may be issued independently or together with our common stock, preferred stock or debt securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants. The warrant agent will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. This summary of certain provisions of the warrants is not complete. For the terms of a particular series of warrants, you should refer to the prospectus supplement for that series of warrants and the warrant agreement for that particular series.

Stock Warrants

The prospectus supplement relating to a particular series of warrants to purchase our common stock or preferred stock will describe the terms of the warrants, including the following:

•                  the title of the warrants;

•                  the offering price for the warrants, if any;

•                  the aggregate number of the warrants;

•                  the designation and terms of the common stock or preferred stock that may be purchased upon exercise of the warrants;

•                  if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each security;

•                  if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•                  the number of shares of common stock or preferred stock that may be purchased upon exercise of a warrant and the exercise price for the warrants;

•                  the dates on which the right to exercise the warrants shall commence and expire;

•                  if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•                  the currency or currency units in which the offering price, if any, and the exercise price are payable;

•                  if applicable, a discussion of material U.S. federal income tax considerations;

•                  the anti-dilution provisions of the warrants, if any;

•                  the redemption or call provisions, if any, applicable to the warrants;

•                  any provisions with respect to holder’s right to require us to repurchase the warrants upon a change in control; and

•                  any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the warrants.

Holders of equity warrants will not be entitled to:

•                  vote, consent or receive dividends;

•                  receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter; or

•                  exercise any rights as stockholders of the Company.

Debt Warrants

The prospectus supplement relating to a particular issue of warrants to purchase debt securities will describe the terms of the debt warrants, including the following:

•                  the title of the debt warrants;

•                  the offering price for the debt warrants, if any;

•                  the aggregate number of the debt warrants;

•                  the designation and terms of the debt securities, including any conversion rights, purchasable upon exercise of the debt warrants;

•                  if applicable, the date from and after which the debt warrants and any debt securities issued with them will be separately transferable;

•                  the principal amount of debt securities that may be purchased upon exercise of a debt warrant and the exercise price for the warrants, which may be payable in cash, securities or other property;

•                  the dates on which the right to exercise the debt warrants will commence and expire;

•                  if applicable, the minimum or maximum amount of the debt warrants that may be exercised at any one time;

•                  whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form;

•                  information with respect to book-entry procedures, if any;

•                  the currency or currency units in which the offering price, if any, and the exercise price are payable;

•                  if applicable, a discussion of material U.S. federal income tax considerations;

•                  the anti-dilution provisions of the debt warrants, if any;

•                  the redemption or call provisions, if any, applicable to the debt warrants;

•                  any provisions with respect to the holder’s right to require us to repurchase the warrants upon a change in control; and

•                  any additional terms of the debt warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the debt warrants.

Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations. Debt warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities purchasable upon exercise and will not be entitled to payment of principal or any premium, if any, or interest on the debt securities purchasable upon exercise.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Bracewell & Giuliani LLP, Houston, Texas.

EXPERTS

Independent Accountants

The consolidated financial statements of Magnum Hunter Resources Corporation as of December 31, 2013 and 2012 and for the years then ended and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 incorporated by reference in this prospectus have been so incorporated by reference in reliance on the reports of BDO USA, LLP, or BDO, an independent registered public accounting firm (the report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2013), incorporated by reference herein, given on the authority of BDO as experts in auditing and accounting.

The consolidated financial statements of Magnum Hunter Resources Corporation for the year ended December 31, 2011 incorporated by reference in this prospectus have been so incorporated by reference in reliance on the report of Hein & Associates LLP, or Hein, an independent registered public accounting firm, included or incorporated by reference herein, given on the authority of Hein as experts in auditing and accounting.

The financial statements of PRC Williston, LLC, a majority-owned subsidiary of the Company and a former guarantor of the Company’s senior notes, as of December 31, 2013 and 2012 and for the years then ended incorporated by reference in this prospectus have been so incorporated by reference in reliance on the report of BDO, an independent registered public accounting firm, incorporated by reference herein, given on the authority of BDO as experts in auditing and accounting.

The financial statements of PRC Williston, LLC for the year ended December 31, 2011 incorporated by reference in this prospectus have been so incorporated by reference in reliance on the report of Hein, an independent registered public accounting firm, incorporated by reference herein, given on the authority of Hein as experts in auditing and accounting.

Petroleum Engineers

The information relating to oil and natural gas reserves, as of December 31, 2013 and June 30, 2014, incorporated by reference in this prospectus, including all statistics and data, was derived from reserve reports dated January 10, 2014 and July 9, 2014 evaluating our oil and natural gas properties prepared by Cawley, Gillespie & Associates, independent oil and gas industry consultants, in reliance on the authority of such firm as experts in the oil and gas industry.